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                                 June 9, 1998


Ragen MacKenzie Incorporated
999 Third Avenue, Suite 4300
Seattle, Washington 98104
ATTN:  V. Lawrence Bensussen
Senior Vice President and Chief Financial
Officer

     RE:  AGREEMENT AND PLAN OF MERGER BETWEEN RMI AND HOLDING COMPANY

Ladies and Gentlemen:

     We have been asked, as counsel to Ragen MacKenzie Incorporated, a Washington corporation ("RMI"), to render this opinion regarding the material U.S. federal income tax consequences to RMI shareholders of the merger (the "Merger") of RMGI Merger Corp. (the "Subsidiary"), a Washington corporation and 100% subsidiary of Ragen MacKenzie Group Incorporated (the "Holding Company"), with and into RMI pursuant to that certain Agreement and Plan of Merger, dated as of May 29, 1998, as amended June 8, 1998, by and between RMI, the Subsidiary and the Holding Company (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement or, if not defined therein, as described in the Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on April 17, 1998 relating to the Merger, as amended from time to time (the "S-4").

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the relevant documents related to the Merger, including the Agreement and the S-
4. Furthermore, we have examined that certain RMI Tax Matters Certificate, dated as of the date hereof, the form of which is attached hereto as Exhibit A (the "RMI Tax Certificate").

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the factual representations given by RMI in the RMI Tax Certificate. In rendering our opinion we have assumed and relied upon the accuracy of all information and representations and the performance of all undertakings contained in the reviewed documents as set forth above, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts

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relevant to this opinion. If any of these facts or assumptions are not correct, please advise us at once as our advice may be affected by a change in such facts or assumptions.

     Opinion. It is our opinion that, subject to the foregoing and the limitations set forth in the S-4 or discussed below, the material federal income tax consequences of the Merger for a holder of RMI Stock who is a citizen or resident of the United States are as follows:

          (i) The Merger will be treated as a reorganization under Section 368 of the Code or as an exchange under Section 351(a) of the Code,

          (ii) No gain or loss will be recognized by a shareholder of RMI solely as a result of the conversion of RMI Stock solely into Reorganization Common Stock pursuant to the Merger,

          (iii) The tax basis of the Reorganization Common Stock received by each shareholder pursuant to the Merger will be same as such shareholder's tax basis in RMI Stock converted in the Merger,

          (iv) The holding period of such Reorganization Common Stock will include the period during which such shareholder held RMI Stock converted in the Merger, and

          (v) An RMI shareholder who exercises dissenters' rights under applicable law with respect to a share of RMI Stock and receives a cash payment for such stock will generally recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time of the Merger) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code. A sale of RMI Stock incident to an exercise of dissenters' rights will generally not be essentially equivalent to a dividend if, as a result of such exercise, the dissenting shareholder owns no shares of Reorganization Common Stock (either actually or constructively within the meaning of Section 318 of the Code).

     However, as discussed above and as indicated in the S-4, if any of the assumptions or representations set forth above prove incorrect, then the conclusions set forth above may not be accurate, with the consequences discussed in the S-4 under the heading "PROPOSAL 1: THE REORGANIZATION - Material Federal Income Tax Consequences."

     Limitations. Our opinion is limited to the specific matters and subject to the qualifications described in the S-4 under the caption "PROPOSAL 1: THE REORGANIZATION - Material Federal Income Tax Consequences." We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to the Merger. Our opinion may not address issues that are material to an individual shareholder based on his or her particular tax situation. No ruling will be requested from

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the Internal Revenue Service ("IRS") regarding the Merger. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not challenge the tax treatment of the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder and the pertinent judicial and administrative authorities. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to the Merger and that such changes could result in a materially different result than the result described in the opinions above. We do not assume the obligation to tell the Company of any such changes.

     This opinion is furnished in connection with the Merger. We consent to the reference to our firm under the caption "SUMMARY--Material Federal Income Tax Consequences" and "PROPOSAL 1: THE REORGANIZATION--Material Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the S-4.

                              Very truly yours,


                              /s/ Perkins Coie LLP
                              PERKINS COIE LLP

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                                                                  EXHIBIT A

                         RAGEN MACKENZIE INCORPORATED
                            TAX MATTERS CERTIFICATE

     Ragen MacKenzie Incorporated, a Washington corporation ("RMI"), submits this certificate (this "Certificate") to be relied upon in, and as a condition for, Perkins Coie's deliverance of its opinions regarding the tax consequences of the proposed Merger (the "Merger") of RMGI Merger Corp. ("Merger Sub"), a newly formed Washington corporation that is wholly owned by Ragen MacKenzie Group Incorporated, a Washington corporation ("Holding Company), into RMI pursuant to an Agreement and Plan of Merger by and among RMI, Holding Company and Merger Sub, dated as of May 29, 1998, as amended June 8, 1998, (the "Merger Agreement"). Capitalized terms not otherwise defined here have the meaning stated in the Merger Agreement or if not defined there, in the Registration Statement on Form S-4 with the Securities and Exchange Commission initially filed on April 17, 1998 (the "S-4").

     RMI certifies that the facts and assumptions relating to the Merger, insofar as they relate to RMI, the Holding Company and Merger Sub, that are described in the opinion letter from Perkins Coie to RMI dated the date hereof (a copy of which you acknowledge has been provided to you), and the following statements, are true, correct and complete in all material respects as of the date of this letter:

     1. The fair market value of the Reorganization Common Stock and other consideration received by each shareholder will be approximately equal to the fair market value of the RMI Stock surrendered in the Merger.

     2. There is no plan or intention by Holding Company to acquire, directly or through parties related to Holding Company (within the meaning of Section 1.368-1(e)(1) and (2) of the Treasury Regulations), including through Holding Company's redemption right under its Articles of Incorporation, and there is no plan or intention by the RMI shareholders to sell to Holding Company or parties related to Holding Company, an amount of shares of Reorganization Common Stock issued in the Merger that would reduce the RMI shareholder's ownership of stock to a number of shares having a value, as of the date of the acquisition, of less than 50 percent of the value of all of the formerly outstanding stock of RMI as of the same date. For purposes of this representation, shares of RMI Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Reorganization Common Stock will be treated as outstanding stock of RMI on the Merger date. Furthermore, shares of RMI Stock and shares of Reorganization Common Stock held by the RMI shareholders as of April 17, 1998 and otherwise sold, redeemed or disposed of prior or subsequent to the Merger (other than shares of RMI Stock exchanged for Common Stock upon a Conversion Event) will be considered in making these representations.

     3. Following the Merger, RMI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of

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the fair market value of Merger Sub's gross assets held immediately prior to the
Merger. For purposes of this representation, amounts paid by RMI or Merger Sub to dissenters, amounts paid by RMI or Merger Sub to shareholders who receive cash or other property, amounts used by RMI or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by RMI will be included as assets of RMI or Merger Sub, respectively, immediately prior to the Merger.

     4. Merger Sub is a transitory corporation that was formed solely to effect the transactions described herein and that has conducted no trade or business activities. At all times prior to the Merger RMI will own 100 percent of the stock of Merger Sub.

     5. RMI has no plan or intention to issue additional shares of its stock after the Merger that would result in Holding Company losing "control" of RMI. For purposes of this Certificate, "control" is represented by the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of Reorganization Common Stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of Reorganization Common Stock.

     6. Holding Company has no plan or intention to reacquire any of its stock issued in the Merger (including pursuant to its redemption right contained in the Articles of Incorporation).

     7. After the Merger, Holding Company will own 100 percent (100%) of the outstanding equity interests in RMI. Holding Company has no plan or intention to liquidate RMI; to merge RMI with or into another corporation; to sell or otherwise dispose of the stock of RMI except for transfers of stock to corporations controlled by Holding Company; or to cause RMI to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which RMI has "control."

     8. Merger Sub will have no liabilities assumed by RMI, and will not transfer to RMI any assets subject to liabilities, in the Merger.

     9. Following the Merger, RMI will continue its historic business or use a significant portion of its historic business assets in a business.

     10. Holding Company, Merger Sub and RMI, on the one hand, and the shareholders of RMI, on the other hand, will pay their respective expenses, if any, incurred in connection with the Merger.

     11. There is no intercorporate indebtedness existing between Holding Company and RMI or between Merger Sub and RMI that was issued, acquired, or will be settled at a discount, as a result of the Merger.

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     12.  In the Merger, shares of RMI Stock representing control of RMI will be exchanged solely for Reorganization Common Stock. For purposes of this representation, shares of RMI stock exchanged for cash or other property originating with Holding Company will be treated as outstanding RMI stock on the date of the Merger.

     13. Immediately following the Merger, RMI will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in RMI that, if exercised or converted, would affecting Holding Company's acquisition or retention of "control" of RMI.


     14. Holding Company does not own, nor has it owned during the past five years, any shares of the stock of RMI.

     15. None of RMI, Merger Sub or Holding Company is a regulated investment company under Section 851 of the Code, real estate investment trust, or both (i) a corporation fifty percent (50%) or more of the fair market value of whose total assets are stock and securities, and eighty percent (80%) or more of the fair market value of whose total assets are assets held for investment, and (ii) a corporation more than twenty-five percent (25%) of the total assets of which are invested in the stock and securities of any one issuer and not more than fifty percent (50%) of the total assets of which are invested in the stock and securities of any five issuers. In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. Furthermore, cash and cash items (including receivables), Government securities and assets acquired for purposes of avoiding characterization as a corporation under this representation are disregarded. Finally, assets are held "primarily for investment" if they are held for the taxpayer's benefit from (A) gain from appreciation in value, (B) production of income or (C) both.

     16. On the date of the Merger, the fair market value of the assets of RMI will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     17. None of RMI, Merger Sub or Holding Company are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

     18. After the Merger Holding Company will first issue Common Stock only in a transaction that is a "Conversion Event."

     19. None of the compensation to be received by any RMI shareholder-employee from the Holding Company will be separate consideration for, or allocable to, any of such

                                      -3-

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shareholder-employee's shares of RMI Stock; none of the Reorganization Common
Stock received by any RMI shareholder-employee will be separate consideration for, or allocable to, any employment agreement or services rendered by such shareholder-employee; and the compensation paid to any shareholder-employee will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     20. The Merger is being undertaken by RMI, Merger Sub and Holding Company primarily for reasons germane to their business and none of RMI, Merger Sub or Holding Company has as one of its significant reasons for the Merger the avoidance of federal income taxes.

     21. Following the Merger, Holding Company will remain in existence and retain the Reorganization Common Stock and will cause RMI to continue to conduct the trade or business it conducted immediately prior to the Merger.

     22.  Holding Company has no plan or intention to dispose of the RMI shares.


     23. The RMI Stock outstanding prior to the Merger will be converted solely in Reorganization Common Stock. No RMI Stock will be redeemed for cash or other property furnished by Holding Company (other than Common Stock upon a Conversion Event), and Holding Company will provide no other consideration to the RMI shareholders as part of the Merger.

     24. None of the Reorganization Common Stock will be issued by Holding Company for services rendered to or for the benefit of Holding Company in connection with the Merger.

     25. In connection with the Merger, Holding Company will not issue Reorganization Common Stock for indebtedness of Holding Company that is not evidenced by a security, or for interest on indebtedness of Holding Company.


     26. The RMI Stock converted into Reorganization Common Stock in the Merger is not subject to any liability of the RMI shareholders and no liability of any RMI shareholder will be assumed by Holding Company in the Merger.

     27. The RMI shareholders will not retain any rights in the RMI Stock converted into Reorganization Common Stock in the Merger.

     28. There is no indebtedness between the RMI shareholders and Holding Company, and there will be no indebtedness created in favor of the RMI shareholders as a result of the Merger.

     29. There is no plan or intention on the part of Holding Company to redeem or otherwise reacquire any Reorganization Common Stock issued in the Merger.


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     30.  Taking into account any planned issuance of additional shares of
Reorganization Common Stock; any issuance of Reorganization Common Stock in consideration for services; the exercise of any Reorganization Common Stock rights, warrants, or subscriptions; the participation of the RMI Shareholders in the proposed public offering of Reorganization Common Stock; and the sale, exchange, transfer by gift, or other disposition of any Reorganization Common Stock received in connection with the Merger, after the Merger the RMI shareholders will own Reorganization Common Stock (or, upon a Conversion Event, Common Stock) representing "control" of Holding Company. For these purposes the issuance of any shares by Holding Company in exchange for cash in a subsequent "qualified underwriting transaction" will be ignored, and a "qualified underwriting transaction" is a transaction in which a corporation issues stock for cash in an underwriting in which either the underwriter is an agent of the corporation or the underwriter's ownership of the stock is transitory.

     31. To the actual knowledge of management of RMI and Holding Company, no RMI shareholder is under the jurisdiction of a court in a title 11 or similar case, and the Reorganization Common Stock received by the RMI shareholders in the Merger will not be used to satisfy the indebtedness of any such debtor.


     32. The factual statements of or about RMI or Merger Sub contained in the S-4 Registration Statement are true, and correct in all material respects. Furthermore, the representations, warranties, and covenants of RMI and Merger Sub contained in the Merger Agreement are true and correct in all material respects.

     33. The undersigned will reaffirm as of the Effective Time the contents of this Certificate in a writing to be dated and delivered to Perkins Coie immediately prior to the Effective Time. Furthermore, between the date of this Certificate and the Effective Time, the undersigned will immediately notify Perkins Coie of any change or event that would cause this Certificate to be untrue or inaccurate in any respect.

     IN WITNESS WHEREOF, RMI has caused this Certificate to be duly executed on this ____ day of June, 1998.

                              RAGEN MACKENZIE INCORPORATED


                              By
                                 ----------------------------------
                                 Name

                              -------------------------------------
                                 Title

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